                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /

     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         CHEMICAL BANKING CORPORATION
- - - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                         CHEMICAL BANKING CORPORATION
- - - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- - - --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

- - - --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1

- - - --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- - - --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- - - --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- - - --------------------------------------------------------------------------------
     (3) Filing party:

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     (4) Date filed:

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- - - ---------------
   /1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                                     (LOGO)
                          CHEMICAL BANKING CORPORATION
                 270 Park Avenue, New York, New York 10017-2036

                                                                   April 6, 1994

Dear Stockholder:

     You are cordially invited to attend the 1994 Annual Meeting of Stockholders of Chemical Banking Corporation. This meeting will be held in the Starlight Roof of The Waldorf-Astoria Hotel at 301 Park Avenue, New York, New York at 10:00 a.m. New York Time on May 17, 1994.

     Twenty directors are to be elected at the Annual Meeting. In addition, you will be asked to vote on ratification of the selection of independent accountants, the approval of the Key Executive Performance Plan and on certain stockholder proposals, if presented by their proponents. The Annual Report for the calendar year 1993 is enclosed. Following the custom of past meetings, we shall review the major developments of 1993. A report of the meeting will be included in the next Quarterly Report to Stockholders.

     We hope you will be able to attend the meeting. However, even if you anticipate attending in person, we urge you to mark, sign and return the enclosed proxy card promptly to ensure that your shares will be represented. If you attend, you will, of course, be entitled to vote in person. You may obtain an admission ticket for the meeting by using the ticket request form on the last page of the Proxy Statement.

                                                  Sincerely,


                                                  /s/ WALTER V. SHIPLEY


                                                  Chairman of the Board and
                                                  Chief Executive Officer

                                     (LOGO)
                          CHEMICAL BANKING CORPORATION
                 270 Park Avenue, New York, New York 10017-2036

- - - --------------------------------------------------------------------------------

                                       NOTICE OF ANNUAL MEETING
                                       OF STOCKHOLDERS TO BE HELD
                                       TUESDAY, MAY 17, 1994

     The Annual Meeting of Stockholders of Chemical Banking Corporation (the "Corporation") will be held in the Starlight Roof of The Waldorf-Astoria Hotel at 301 Park Avenue, New York, New York on Tuesday, May 17, 1994, at 10:00 a.m. New York Time, to consider the following matters:

          (1) the election of twenty directors;

          (2) the ratification of the appointment of independent accountants for the current year;

          (3) the approval of the Corporation's Key Executive Performance Plan; and

          (4) the transaction of such other business as may properly be brought before the meeting, including, if introduced at the meeting, taking action upon the resolutions which are quoted under the heading "Stockholder Proposals" in the accompanying Proxy Statement.

     Pursuant to the By-laws of the Corporation, the Board of Directors has fixed the close of business on March 30, 1994, as the time for determining stockholders of record entitled to notice of, and to vote at, the meeting. Each share of the Corporation's common stock, $1 par value, will entitle the holder thereof to one vote on all matters which may properly come before the meeting.

                                     By Order of the Board of Directors

                                     JOHN B. WYNNE
                                     Secretary

April 6, 1994

- - - --------------------------------------------------------------------------------

                PLEASE DATE AND SIGN THE ENCLOSED FORM OF PROXY
             AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.
                       IF YOU PLAN TO ATTEND THE MEETING,
                   PLEASE USE THE TICKET REQUEST FORM PRINTED
                    ON THE LAST PAGE OF THE PROXY STATEMENT.

- - - --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                    PAGE
                                                                                    ----
Proxy Statement..................................................................     1
     Proposal 1: Election of Directors...........................................     1
     Information Regarding the Nominees..........................................     2
     Security Ownership of Certain Beneficial Owners and Management..............     7
     Compliance with Section 16(a) of the Securities Exchange Act................     8
     Board Meetings, Committees and Attendance...................................     8
     Directors' Compensation.....................................................     9
     Director and Officer Transactions...........................................     9
     Executive Compensation......................................................    10
          Compensation and Benefits Committee Report on Executive Compensation...    10
          Compensation Committee Interlocks and Insider Participation............    12
          Performance Graph......................................................    12
          Summary Compensation Table.............................................    13
          Stock Option/SAR Grants Table -- 1993 Grants...........................    14
          Aggregated Stock Option/SAR Exercises in 1993 and Option/SAR
            Values as of December 31, 1993.......................................    14
          Pension and Other Defined Benefit or Actuarial Plans...................    15
          Employment Contracts and Termination of Employment Arrangements........    16
     Proposal 2: Appointment of Independent Accountants..........................    17
     Proposal 3: Approval of Key Executive Performance Plan......................    17
     Stockholder Proposals.......................................................    19
          Proposal 4: Political Contributions....................................    19
          Proposal 5: Cumulative Voting in the Election of Directors.............    20
          Proposal 6: Emerging Economies.........................................    21
     Miscellaneous...............................................................    22
     Ticket Request

                                PROXY STATEMENT

     This Proxy Statement has been prepared on behalf of the Board of Directors by the management of Chemical Banking Corporation (the "Corporation") and is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders of the Corporation to be held on May 17, 1994, and any adjournment thereof. The approximate date on which this Proxy Statement is first being sent to stockholders is April 6, 1994.

     Only holders of record at the close of business on March 30, 1994, of the Corporation's common stock, $1 par value ("Common Stock"), will be entitled to vote. On that date, there were outstanding 253,272,583 shares of Common Stock (excluding shares held in treasury). Each share of Common Stock is entitled to one vote on each matter to be voted on at the Annual Meeting. Shares representing a majority of the votes entitled to be cast by the outstanding shares of Common Stock must be represented in person or by proxy at the Annual Meeting in order for a quorum to be present.

     The form of proxy solicited by the Board of Directors affords stockholders the ability to specify a choice among approval of, disapproval of, or abstention with respect to each matter to be acted upon at the Annual Meeting. Shares represented by the proxy will be voted and, where the solicited stockholder indicates a choice on the form of proxy with respect to any matter to be acted upon, the shares will be voted as specified. Abstentions and broker nonvotes will not be counted as either "for" or "against" the items being voted on in the tabulation of votes on proposals.

PROPOSAL 1: ELECTION OF DIRECTORS

     One of the purposes of the meeting is the election of twenty directors, constituting the entire Board of Directors of the Corporation, to hold office until the next Annual Meeting and until their successors are elected and have qualified.

     The election of Directors requires a plurality of the votes cast at the meeting. Shares represented by proxies solicited by the Board of Directors will, unless contrary instructions are given, be voted for the election as Directors, the nominees named in the following pages. If any nominee is unavailable for election, the shares may be voted for the election of a substitute nominee as management of the Corporation may propose.

     If a stockholder wishes to withhold authority to vote for any nominee, such stockholder can do so by following the directions set forth on the form of proxy solicited by the Board of Directors or on the ballot distributed at the Annual Meeting if such stockholder wishes to vote in person.

     Each nominee is currently a Director of the Corporation and its principal subsidiary, Chemical Bank. Except as noted, all of the nominees have been continuously employed by their present employers for more than five years. All of the nominees are heavily involved in community and charitable affairs.

     Set forth in the following pages is information about each nominee. To the extent appropriate, information is included concerning Manufacturers Hanover Corporation ("MHC") which merged with the Corporation effective December 31, 1991 (the "Merger").

                       INFORMATION REGARDING THE NOMINEES
- - - --------------------------------------------------------------------------------

                  JOHN F. MCGILLICUDDY (AGE 63)
                  Retired Chairman of the Board and Chief Executive Officer of the Corporation as of December 31. 1993, having served in that position since the Merger. Prior to the Merger, Mr.
   (PHOTO) McGillicuddy had been Chairman and Chief Executive Officer of MHC. He had been a Director of MHC since 1970 and became a Director of the Corporation on December 31, 1991. Mr. McGillicuddy is also a Director of The Continental Corporation, UAL Corporation, USX Corporation and Empire Blue Cross and Blue Shield.

- - - ----------------------------------------------------------------------

                  MARINA V.N. WHITMAN (AGE 59)
                  Distinguished Visiting Professor of Business Administration and Public Policy, University of Michigan. Prior to her appointment at the University of Michigan effective September 1, 1992, Doctor Whitman was Vice President and Group
   (PHOTO) Executive of General Motors Corporation. She is also a Director of The Procter & Gamble Company, Browning-Ferris Industries, Inc., Unocal Corp. and Aluminum Company of America. Doctor Whitman had been a Director of MHC since 1973, became a Director of the Corporation on December 31, 1991, and serves on the Compensation and Benefits Committee and the Public Policy Committee.

- - - ----------------------------------------------------------------------

                  RICHARD D. WOOD (AGE 67)

                  Retired Chairman of the Board of Eli Lilly and Company since June 1993, having served as Chairman and Chief Executive
   (PHOTO) Officer until November 1991. Mr. Wood is also a Director of Amoco Corporation, Dow Jones & Company, Inc. and The Chubb Corporation. He became a Director of the Corporation in 1974, and serves on the Compensation and Benefits Committee and the Nomination and Board Affairs Committee.

- - - ----------------------------------------------------------------------

                  W. BRUCE THOMAS (AGE 67)
                  Private investor. Until October 1991, Mr. Thomas was Vice Chairman-Administration, Chief Financial Officer and a
   (PHOTO) Director of USX Corporation. Mr. Thomas had been a Director of MHC since 1977, became a Director of the Corporation on December 31, 1991, and serves on the Audit and Examining Committees and the Public Policy Committee.

- - - ----------------------------------------------------------------------

- - - --------------------------------------------------------------------------------

                  MICHEL C. BERGERAC (AGE 62)
                  Chairman of the Board and Chief Executive Officer of Bergerac & Co., Inc. Mr. Bergerac is also a Director of CBS,
   (PHOTO) Inc. and Melarx Pharmaceuticals. He had been a Director of MHC since 1978, became a Director of the Corporation on December 31, 1991, and serves on the Compensation and Benefits Committee and the Public Policy Committee.

- - - --------------------------------------------------------------------------------

                  ANDREW C. SIGLER (AGE 62)
                  Chairman of the Board and Chief Executive Officer of
                  Champion International Corporation. Mr. Sigler is also a
   (PHOTO) Director of Bristol-Myers Squibb Company and General Electric Company as well as a member of the Board of Trustees for Dartmouth College. He became a Director of the Corporation in 1979, and serves on the Nomination and Board Affairs Committee.

- - - --------------------------------------------------------------------------------

                  FRANK A. BENNACK JR. (AGE 61)
                  President and Chief Executive Officer of The Hearst Corporation. In addition to serving as a Director of The
   (PHOTO) Hearst Corporation, Mr. Bennack is a Director of American Home Products Corporation. He had been a Director of MHC since 1981, became a Director of the Corporation on December 31, 1991, and serves on the Audit and Examining Committees and the Nomination and Board Affairs Committee.

- - - --------------------------------------------------------------------------------

                  MICHAEL I. SOVERN (AGE 62)
                  President Emeritus and Chancellor Kent Professor of Law of Columbia University since June 1993, having served as President prior to that time. Mr. Sovern is a Director of
   (PHOTO) American Telephone and Telegraph Company, Warner-Lambert Company, Greater New York Insurance Group and Orion Pictures Corporation. He became a Director of the Corporation in 1981, and serves on the Audit and Examining Committees and the Public Policy Committee.

- - - --------------------------------------------------------------------------------

- - - --------------------------------------------------------------------------------

                  WALTER V. SHIPLEY (AGE 58)
                  Chairman and Chief Executive Officer of the Corporation as of January 1, 1994, having served as President since December 31, 1991. From 1983 until the Merger, Mr. Shipley had served
   (PHOTO)        as Chairman and Chief Executive Officer of the Corporation.
                  Mr. Shipley is also a Director of Champion International Corporation, NYNEX Corporation and The Reader's Digest Association, Inc. He became a Director of the Corporation in 1982.

- - - --------------------------------------------------------------------------------

                  JOHN R. STAFFORD (AGE 56)
                  Chairman, President and Chief Executive Officer of American Home Products Corporation. Mr. Stafford is also a Director of
   (PHOTO) AlliedSignal Inc., Metropolitan Life Insurance Company and NYNEX Corporation. He had been a Director of MHC since 1982, became a Director of the Corporation on December 31, 1991, and serves on the Compensation and Benefits Committee and the Nomination and Board Affairs Committee.

- - - --------------------------------------------------------------------------------

                  JOHN P. MASCOTTE (AGE 54)
                  Chairman of the Board and Chief Executive Officer of The Continental Corporation. Mr. Mascotte is also a Director of
   (PHOTO) Business Men's Assurance Company of America and Hallmark Cards, Inc. He had been a Director of MHC since 1983, became a Director of the Corporation on December 31, 1991, and serves on the Audit and Examining Committees and the Nomination and Board Affairs Committee.

- - - --------------------------------------------------------------------------------

                  MELVIN R. GOODES (AGE 58)
                  Chairman of the Board and Chief Executive Officer of Warner-Lambert Company, having served as President and Chief
   (PHOTO) Operating Officer until August 1991. Mr. Goodes is also a Director of Ameritech Corporation and Unisys Corporation. He became a Director of the Corporation in 1986, and serves on the Compensation and Benefits Committee and the Nomination and Board Affairs Committee.

- - - --------------------------------------------------------------------------------

- - - --------------------------------------------------------------------------------

                  GEORGE V. GRUNE (AGE 64)
                  Chairman of the Board and Chief Executive Officer of The Reader's Digest Association, Inc. Mr. Grune is also a
   (PHOTO) Director of Avon Products, Inc., CPC International, Inc., and Federated Department Stores, Inc. He became a Director of the Corporation in 1986, and serves on the Audit and Examining Committees and the Nomination and Board Affairs Committee.

- - - --------------------------------------------------------------------------------

                  CHARLES W. DUNCAN JR. (AGE 67)
                  Private investor. Mr. Duncan is a Director of American
   (PHOTO) Express Company, The Coca-Cola Company, Panhandle Eastern Corporation and United Technologies Corporation. He became a Director of the Corporation in 1987, and serves on the Audit and Examining Committees and the Public Policy Committee.

- - - --------------------------------------------------------------------------------

                  HAROLD S. HOOK (AGE 62)
                  Chairman and Chief Executive Officer of American General Corporation. Mr. Hook is also a Director of Cooper
   (PHOTO) Industries, Inc., Panhandle Eastern Corporation and Sprint Corporation. He became a Director of the Corporation in 1987, and serves on the Compensation and Benefits Committee and the Nomination and Board Affairs Committee.

- - - --------------------------------------------------------------------------------

                  HELENE L. KAPLAN (AGE 60)
                  Counsel to the firm of Skadden, Arps, Slate, Meagher & Flom since December 1990. Mrs. Kaplan was previously counsel to
   (PHOTO) Webster & Sheffield. She is also a Director of The May Department Stores Company, Metropolitan Life Insurance Company, Mobil Corporation and NYNEX Corporation. Mrs. Kaplan became a Director of the Corporation in 1987, and serves on the Audit and Examining Committees and the Public Policy Committee.

- - - --------------------------------------------------------------------------------

- - - --------------------------------------------------------------------------------

                  RANDOLPH W. BROMERY (AGE 68)
                  President of Springfield College since February 1992 and President of Geoscience Engineering Corporation. Doctor Bromery was Chancellor of the University of Massachusetts/Amherst from October 1971 until September 1979
   (PHOTO) and Chancellor of the Massachusetts Board of Regents for Higher Education from April 1990 until April 1991. He is a Director of Exxon Corporation, John Hancock Mutual Life Insurance Company and NYNEX Corporation. Doctor Bromery became a Director of the Corporation in 1988, and serves on the Audit and Examining Committees and the Public Policy Committee.

- - - --------------------------------------------------------------------------------

                  EDWARD D. MILLER (AGE 53)
                  President of the Corporation as of January 1, 1994, having served as Vice Chairman of the Board since December 31, 1991. From December 1988 until the Merger, Mr. Miller served as
   (PHOTO) Vice Chairman and a Director of MHC. He became a Director of the Corporation on December 31, 1991. Mr. Miller is responsible for tri-state regional banking, nationwide consumer banking and operating services. He is also a Director of The Brooklyn Union Gas Company.

- - - --------------------------------------------------------------------------------

                  J. BRUCE LLEWELLYN (AGE 66)
                  Chairman of the Boards of The Philadelphia Coca-Cola Bottling Company, The Coca-Cola Bottling Company of Wilmington, Inc., Garden State Cable, Inc. and Queen City
   (PHOTO) Broadcasting, Inc. Mr. Llewellyn is a Director of Coors Incorporated, Essence Magazine and QVC Network, Inc. He had been a Director of MHC since 1989, became a Director of the Corporation on December 31, 1991, and serves on the Compensation and Benefits Committee and the Public Policy Committee.

- - - --------------------------------------------------------------------------------

                  WILLIAM B. HARRISON JR. (AGE 50)
                  Vice Chairman and Director of the Corporation since December
   (PHOTO) 31, 1991. Mr. Harrison is responsible for corporate and institutional banking worldwide. He is also a Director of Dillard Department Stores and Freeport-McMoRan, Inc.

- - - --------------------------------------------------------------------------------

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of January 1, 1994, or such later date for which information is available, each Director-nominee, each executive officer named in the Summary Compensation Table on page 13 and all such Directors and executive officers as a group beneficially owned the number of shares of Common Stock set forth in the following table. Unless otherwise indicated, each of the named individuals and each person in the group has sole voting power and sole investment power with respect to the shares shown. These shares include shares of Common Stock currently subject to acquisition and represent less than 1% of the total shares of Common Stock outstanding.

                                                           AMOUNT AND NATURE OF
                         NAME OF INDIVIDUAL                BENEFICIAL OWNERSHIP
            --------------------------------------------   --------------------
            Frank A. Bennack Jr.                                       756
            Michel C. Bergerac                                      12,156
            Randolph W. Bromery                                      1,252(b)
            Charles W. Duncan Jr.                                    2,906(b)(e)
            Melvin R. Goodes                                         2,000
            George V. Grune                                          2,012(b)
            William B. Harrison Jr.                                203,086(a)(c)(d)
            Harold S. Hook                                          13,667(b)(f)
            Helene L. Kaplan                                         1,800
            J. Bruce Llewellyn                                       2,903(b)
            John P. Mascotte                                         1,311
            John F. McGillicuddy                                   326,882(a)(d)
            Edward D. Miller                                       159,569(a)(d)
            Walter V. Shipley                                      477,123(a)(c)(d)
            Andrew C. Sigler                                         2,075
            Michael I. Sovern                                        5,383(b)
            John R. Stafford                                         2,424(g)
            W. Bruce Thomas                                         33,332(b)
            Peter J. Tobin                                         110,219(a)(d)
            Marina v.N. Whitman                                      1,668
            Richard D. Wood                                          2,365(b)
            All above Directors and
              Executive Officers as a group                      1,364,889

- - - ---------------
(a) The amounts reported include shares currently subject to acquisition through the exercise of stock options and stock appreciation rights ("SARs") as follows: Mr. McGillicuddy 211,443; Mr. Shipley 357,416 shares; Mr. Harrison 157,500 shares; Mr. Miller 119,007 shares; and Mr. Tobin 90,549 shares; and shares which may be received at the end of a restricted period as a result of awards of restricted share units as follows: Mr. Miller 10,545 units; and Mr. Tobin 6,484 units.

(b) The amounts reported include shares of Common Stock, receipt of which has been deferred under the Deferred Compensation Plan for Non-Employee Directors of the Corporation and Chemical Bank (the "Directors' Deferred Compensation Plan") as follows: Mr. Sovern 1,735 shares; Mr. Wood 1,477 shares; Messrs. Duncan and Hook 946 shares each; Dr. Bromery 792 shares; Mr. Grune 318 shares; Mr. Thomas 304; and Mr. Llewellyn 200. Each of the aforementioned has an unsecured claim against the Corporation for payment of such shares.

(c) The amounts reported include shares of Common Stock, receipt of which has been deferred as follows: Mr. Shipley 53,174 shares and Mr. Harrison 26,673 shares. Each of the aforementioned has an unsecured claim against the Corporation for payment of such shares.

(d) The amounts include shares of Common Stock owned by certain of the aforementioned and credited to their accounts in the Chemical Savings Incentive Plan as follows: Mr. McGillicuddy 50,416 shares; Mr. Shipley 23,573 shares; Mr. Harrison 4,460 shares; Mr. Miller 14,587 shares; and Mr. Tobin 7,679 shares.

(e) Includes beneficial ownership of 300 shares of Common Stock owned by a partnership of which Mr. Duncan is a general partner. Also includes 120 shares of Common Stock owned by The Anne and C. W. Duncan, Jr. Foundation as to which Mr. Duncan disclaims beneficial ownership.

(f) Includes beneficial ownership of 92 shares of Common Stock owned through a controlled corporation and 8,240 shares of Common Stock held in a retirement trust for which Mr. Hook acts as trustee.

(g) Includes 300 shares of Common Stock owned by Mr. Stafford's spouse as to which Mr. Stafford disclaims beneficial ownership.

     As of January 1, 1994, none of the Directors of the Corporation beneficially owned shares of the Corporation's Preferred Stock, with the exception of Messrs. Duncan and Hook, who hold 13,362 and 14,048 shares, respectively, of the Corporation's Adjustable Rate Cumulative Preferred Stock, Series C ("Series C Preferred Stock"). As to Mr. Duncan, this amount includes 2,362 shares of Series C Preferred Stock held by a partnership of which Mr. Duncan is a general partner, but does not include 944 shares of Series C Preferred Stock held by The Anne and C. W. Duncan, Jr. Foundation as to which Mr. Duncan disclaims beneficial ownership. As to Mr. Hook, this amount includes 1,215 shares of Series C Preferred Stock held by a controlled corporation and 1,889 shares of Series C Preferred Stock held in a retirement trust for which Mr. Hook serves as trustee. In addition, Mr. Thomas disclaims beneficial ownership of 3,000 shares of the Corporation's 8 3/8% Preferred Stock owned by his spouse.

     All Directors and executive officers of the Corporation as a group own in the aggregate less than 1% of the outstanding Preferred Stock of the Corporation.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's executive officers, directors and persons who own more than ten percent of a registered class of the Corporation's equity securities ("Reporting Persons") to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange (the "NYSE"). These Reporting Persons are required by SEC regulation to furnish the Corporation with copies of all Forms 3, 4 and 5 they file with the SEC and NYSE.

     Based solely on the Corporation's review of the copies of the forms it has received and written representations from certain Reporting Persons, the Corporation believes that all of its Reporting Persons complied with all filing requirements applicable to them with respect to transactions during fiscal year 1993.

BOARD MEETINGS, COMMITTEES AND ATTENDANCE

     In 1993, twelve meetings of the Board of Directors were held. Each Director of the Corporation attended 75% or more of the aggregate number of such meetings and meetings of the committees of which such Director was a member. It should be noted that the Corporation's Directors discharge their responsibilities throughout the year not only at such Board of Directors and committee meetings, but through personal meetings and other communications, including considerable telephone contact, with the Chairman and others regarding matters of interest and concern to the Corporation.

     The Nomination and Board Affairs Committee of the Board of Directors (the "Nomination and Board Affairs Committee") met three times in 1993. The functions of the Committee include the authority to consider and recommend to the Board of Directors nominees for election to the Board of Directors and to counsel on other Board related matters. The Nomination and Board Affairs Committee will consider any written recommendations by stockholders for nominees for election to the Board mailed to the attention of the Secretary of the Corporation.

     The Compensation and Benefits Committee of the Board of Directors (the "Compensation Committee") met six times during 1993. Its functions are to determine the compensation and benefits policies and procedures of the Corporation. No member of the Compensation Committee may be an executive officer of the Corporation and no executive officer of the Corporation may be a member of the parallel committee of a corporation of which any of the Corporation's outside Directors is an officer or director. No executive officer of the Corporation is a Director of another entity having an executive officer who is a member of the Compensation Committee.

     The Audit and Examining Committees of the Boards of Directors of the Corporation and Chemical Bank met nine times in 1993. The functions of the Committees are to examine the affairs of the Corporation and the Bank as the Committees deem necessary, and to report the results to the Boards of Directors. The Audit and Examining Committee of the Corporation annually reviews the audit services provided by the independent accountants for the Corporation and makes recommendations to the Board of Directors with respect to the selection of independent accountants to conduct the annual audit of the Corporation.

DIRECTORS' COMPENSATION

     Directors who are officers of the Corporation do not receive any fees for their services as Directors. Each outside Director receives an annual retainer of approximately $40,000 in value in the form of cash and 200 shares of Common Stock, in addition to $1,250 for each meeting of the Board of Directors attended. The Chairman and members, respectively, of the Audit and Examining and Compensation and Benefits Committees each receives an additional fee of $8,000 and $6,500 per year. The Chairman of the Nomination and Board Affairs Committee and of the Public Policy Committee each receives an additional fee of $3,000 per year. Members of all committees of the Board of Directors of the Corporation and Chemical Bank receive fees of $1,250 for each committee meeting attended. During 1993, each outside Director of the Corporation was included in a group term life insurance policy for which the Corporation paid an average premium of approximately $1,758.35 per Director for a total premium of $29,892.00.

     Outside Directors of the Corporation are eligible to participate in the Directors' Deferred Compensation Plan. Prior to the beginning of each year, each eligible Director may elect to defer all or a specified portion of his or her cash compensation during such year or all stock compensation or both. No payment may be made until termination of service as a Director, and then only in accordance with the method selected by the participant prior to termination. The right to receive future payments under the Directors' Deferred Compensation Plan is an unsecured claim against the general assets of the Corporation.

     The Corporation has a Post-Retirement Compensation Plan for Non-Employee Directors (the "Post-Retirement Plan") for outside Directors who retire from, or otherwise cease to be a member of, the Board of Directors. The annual amount of such compensation payable under the Post-Retirement Plan is equal to the approximate dollar value of the Director's annual retainer in effect at the time the Director leaves the Board. Currently, upon retirement outside Directors who have served for at least ten years will be paid $40,000 per annum thereunder, set and fixed for life. Such amount is prorated for outside Directors who have served less than ten years. Each Director of the Corporation who was a former director of MHC received full credit under the Post-Retirement Plan for the number of years such Director was a director of MHC.

DIRECTOR AND OFFICER TRANSACTIONS

     The Corporation's bank subsidiaries, including Chemical Bank and the subsidiaries of Texas Commerce Bancshares, Inc. and Chemical New Jersey Holdings, Inc., have made loans and extended credit, and expect in the future to make loans and extend credit, in the ordinary course of business to the Directors and officers of the Corporation and their associates, including corporations of which a Director of the Corporation is a director, officer or both, on substantially the same terms (including interest rates and collateral) as those prevailing for comparable transactions with others. No such loans or extensions of credit are nonperforming. All such loans involve only the normal risk of collectibility and are not otherwise unfavorable.

                             EXECUTIVE COMPENSATION

COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee, which consists solely of disinterested and outside Directors, administers the compensation and benefits programs of the Corporation and Chemical Bank and determines the compensation of senior management.

     The Corporation's compensation strategy is to (1) emphasize variable and performance-based pay over fixed and salary-based pay, and (2) align the interests of senior management and the Corporation's stockholders through the use of long term equity-based pay.

     The overall program is designed to attract, retain and motivate top quality and experienced professionals, recognizing the diversity of market influences among the various businesses in which the Corporation chooses to compete. Accordingly, one of the program's objectives is to provide cash and stock compensation levels which are competitive with various peer groups comprised of financial institutions in each of the various businesses and markets in which the Corporation competes.

     Inasmuch as every financial institution does not compete in every marketplace or with the same grouping of financial services and products, peer groups will differ for each of the businesses headed by members of the senior management team and, therefore, cannot be compared against the complete list of institutions which make up the Keefe, Bruyette & Woods (KBW) 50 and the KBW Money Center Banks indices, which are used in the performance graph on page 12.

     Within this framework, the total compensation of senior management, as well as the weighting of each pay element, is determined at the sole discretion of the Compensation Committee. Such determination includes consideration of (a) the Corporation's strategic progress and profit performance including income before income tax expense, net income and return on equity relative to the Corporation's profit plan, (b) the performance of each executive's business group relative to the business group's profit plan, (c) the organizational role, current performance and future potential of the individual executive, and (d) a review of the ranges of competitive practices by the applicable peer groups.

     CASH COMPENSATION: Cash compensation includes base salary and an annual performance bonus. The base salary of each member of senior management is set at an amount within a predetermined salary range which reflects the level of responsibility and competitive salaries paid to similarly situated executives in a peer group consisting of six other United States bank holding companies. Mr. Tobin's minimum base salary of $350,000 through December 31, 1995 is provided for in his employment agreement with the Corporation (see "Employment Contracts and Termination of Employment Arrangements"). The exact amount paid to each executive is a function of level of experience and the desire of the Corporation to emphasize variable compensation rather than salary-based compensation. In general, these base salaries are reviewed no more frequently than every 24 months.

     Annual performance bonuses, which are awarded on a discretionary basis by the Compensation Committee, reflect the degree of success achieved in the attainment of corporate, business unit and individual performance goals as well as competitive market data and trends within the appropriate peer group. Performance measures used in determining incentive awards would include qualitative as well as quantitative measures. While the measures used may differ from year to year, examples of quantitative measures would include income before income tax expense, return on common equity, earnings per share growth, loan charge-offs and the ratio of nonperforming assets to total assets. Qualitative measures would include the Compensation Committee's assessment of the executives' achievements in carrying out the Corporation's mission statement. While 1993 awards were discretionary, the Compensation Committee gave primary consideration to the Corporation's income before income tax expense.

     Individual awards to members of the Office of the Chairman (i.e., the Chairman, President and Vice Chairman) are based solely on corporate performance. With respect to other members of the Management Committee, 50 percent of their individual awards reflects their personal performances and that of their business units and 50 percent reflects the performance of the Corporation. The Corporation's annual incentive program incorporates a mandatory deferral component whereby a portion of each bonus award which exceeds the executive's annual base salary is deferred and paid out over a multi-year payment schedule or at retirement, if sooner. The deferred amount is subject to forfeiture provisions to further link senior management to longer term stockholder horizons.

     STOCK COMPENSATION: The primary objective of the long-term stock compensation program is to link the interests of senior management and stockholders through the grant of significant annual equity awards to members of senior management. Targeted award ranges are based on award practices of the same peer group of six other United States bank holding companies utilized for determining competitive salaries, while actual awards reflect the individual's current and expected contribution to the success of the Corporation. From time to time, the Compensation Committee is updated with information by independent consultants to ensure that the program continues to be competitive and meets its stated objectives. During 1993, an independent consultant confirmed that the award practices of the Corporation were within the median range of the peer group's stock option granting practices.

     1993 COMPENSATION ACTIONS:  While competitive compensation data is not yet available for the 1993 calendar year, it is believed that, based upon year-to-year trends, the total compensation levels awarded to executive officers
- - - -- base, bonus and option awards -- fall between the 50th and 75th percentiles of the applicable peer groups.

     The 1993 option awards were based on an independent consultant's analysis of long-term incentive award practices within the peer group as well as the Compensation Committee's assessment of each individual's contribution toward the achievement of the Corporation's strategic goals. In making these awards, the Compensation Committee took into account awards granted since the Merger but did not take into account unexercised options or prior grants.

     In keeping with the Corporation's strategy of maintaining stable base compensation and emphasizing variable reward opportunities, Mr. McGillicuddy did not receive an increase in base salary in 1993 and had not received an increase since 1989. For 1993, the Compensation Committee, with the approval of the Board of Directors, awarded to Mr. McGillicuddy a discretionary cash performance bonus of $2.5 million which reflects the achievement of income before income tax expense of $2.1 billion, up from $1.3 billion in 1992. In arriving at this award, the Committee took particular note of Mr. McGillicuddy's leadership in positioning the Corporation for future growth by accelerating the process of integrating the operations of the Corporation and MHC, increasing the credit rating of the institution and strengthening the Corporation's presence in the marketplace. Mr. McGillicuddy had been awarded $1.4 million for 1992 and $1.2 million for 1991 performance. In February 1993, the Compensation Committee, with the approval of the Board of Directors, awarded Mr. McGillicuddy options to purchase 125,000 shares of Common Stock with an exercise price of $40.6875 (the average market price per share of Common Stock on the date of the grant). These options vested at the time of Mr. McGillicuddy's retirement.

     In December 1993, the Compensation Committee granted Mr. Shipley an increase in base salary to $850,000 effective January 1, 1994 in recognition of his promotion to Chairman and Chief Executive Officer on that date. This increase was the first granted to Mr. Shipley since May 1990. For 1993, the Compensation Committee, with the approval of the Board of Directors, awarded Mr. Shipley a discretionary cash performance bonus of $1.5 million (a portion of which was mandatorily deferred pursuant to the Corporation's annual bonus plan). This award reflects the achievement of a 59% increase in income before income tax expense, $525 million in merger-related savings up from $280 million in 1992, and a 42% reduction in nonperforming assets (from $6.1 billion to $3.5 billion). Mr. Shipley had been awarded $1.25 million for 1992 and $950,000 for 1991 performance. In February 1993, the Compensation Committee, with the approval of the Board of Directors, awarded Mr. Shipley options to purchase 90,000 shares of Common Stock with an exercise price per share of $40.6875 (the average market price per share of the Common Stock on the date of grant). These options vest pro-rata over a three year period or, if earlier, upon retirement.

     TAX POLICY: The Corporation's executive compensation program is designed to be cost and tax effective. Accordingly, in light of recent federal tax law changes under the Omnibus Budget Reconciliation Act of 1993, a new annual incentive plan is being recommended for stockholder approval in this Proxy Statement and reflects the Compensation Committee's policy of maximizing corporate tax deductions, wherever feasible.

                                             COMPENSATION AND BENEFITS COMMITTEE

                                             Michel C. Bergerac      John R. Stafford
                                             Melvin R. Goodes        Marina v.N. Whitman
                                             Harold S. Hook          Richard D. Wood
                                             J. Bruce Llewellyn

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is comprised of the seven above-named outside Directors, no one of whom was a party to any reportable interlock or participation during 1993.

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return of the Corporation's Common Stock against the cumulative total return of the S&P 500 Index and the KBW 50 and KBW Money Center Banks indices for the period of five years commencing December 31, 1988 and ended December 31, 1993. KBW is the acronym for Keefe, Bruyette & Woods, Inc., a banking industry specialist.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

                                   CHEMICAL
      MEASUREMENT PERIOD            BANKING                                        KBW MONEY
    (FISCAL YEAR COVERED)         CORPORATION      S & P 500        KBW 50       CENTER BANKS
1988                                    100.00          100.00          100.00          100.00
1989                                    104.03          131.69          118.91          121.50
1990                                     42.24          127.60           85.39           73.94
1991                                     87.76          166.47          135.16          120.34
1992                                    165.04          179.15          172.22          169.27
1993                                    177.18          197.21          181.76          206.27

- - - ---------------

*Assumes $100 invested on December 31, 1988. Total return assumes reinvestment of dividends.

Note: Total returns based on market capitalization.

                           SUMMARY COMPENSATION TABLE

                                                                     LONG TERM COMPENSATION
                                                              -------------------------------------
                                                                       AWARDS
                                                              ------------------------
                                                                           SECURITIES     PAYOUTS
                                      ANNUAL COMPENSATION     RESTRICTED   UNDERLYING    ----------
                                     ----------------------     STOCK     OPTIONS/SARS      LTIP         ALL OTHER
 NAME AND PRINCIPAL POSITION   YEAR  SALARY(1)    BONUS(1)    AWARDS(2)    GRANTED(#)    PAYOUTS($)   COMPENSATION(3)
- - - ------------------------------ ----- --------    ----------   ---------   ------------   ----------   ---------------
John F. McGillicuddy..........  1993 $850,000    $2,500,000     0            125,000       0             $  66,618
Chairman and Chief Executive    1992  850,000     1,400,000     0            150,000       0               100,797
Officer through December 31,    1991  850,000     1,200,000     0                  0       0               101,004
1993

Walter V. Shipley.............  1993 $750,000    $1,500,000     0             90,000       0             $   8,994
President through December 31,  1992  750,000     1,250,000     0            100,000       0                36,924
1993; Chairman and Chief        1991  750,000       950,000     0            100,000       0                22,500
Executive Officer effective
January 1, 1994

Edward D. Miller..............  1993 $600,000    $1,050,000     0             75,000       0             $  23,746
Vice Chairman through December  1992  580,769       900,000     0             60,000       0                47,210
31, 1993; President             1991  475,000       750,000     0                  0       0                30,994
effective January 1, 1994

William B. Harrison Jr........  1993 $500,000    $1,050,000     0             75,000       0             $   8,994
Vice Chairman                   1992  475,000       900,000     0             60,000       0                23,866
                                1991  350,000       650,000     0             40,000       0                10,500

Peter J. Tobin................  1993 $350,000    $  450,000     0             40,000       0             $  18,680
Executive Vice President and    1992  342,308       400,000     0             80,000       0                32,201
Chief Financial Officer         1991  300,000       350,000     0                  0       0                26,477

- - - ---------------
(1) Includes amounts paid or deferred for each respective year. Messrs. McGillicuddy, Miller and Tobin's compensation for 1991 reflects amounts paid by MHC prior to the Merger.

(2) No restricted stock or restricted share units were awarded for the indicated years. The total restricted share units held and aggregate market value of those units as of December 31, 1993 were as follows: Messrs. Miller: 10,545 ($423,118) and Tobin: 6,484 ($260,171). Dividend equivalents are payable on all restricted share units.

(3) Includes employer contributions under qualified savings plans during 1993, 1992 and 1991, respectively, for the named executive officers as follows:
    Messrs. McGillicuddy: $8,994, $17,882 and $17,364; Shipley: $8,994, $6,866
    and $6,667; Miller: $8,994, $17,882 and $17,364; Harrison: $8,994, $6,866
    and $6,667; and Tobin: $8,994, $17,882 and $17,364. Includes employer contributions on behalf of or cash payments made to the named executive officers during 1993, 1992 and 1991, respectively, under nonqualified savings plans to compensate for limitations on employer contributions which can be provided under qualified benefits plans under the Internal Revenue Code of 1986, as amended, and regulations thereunder, as follows: Messrs.
    McGillicuddy: $0, $24,846 and $25,111; Shipley: $0, $15,634 and $15,833;
    Miller: $0, $14,076 and $10,111; Harrison: $0, $7,384 and $3,833; and Tobin:
    $0, $4,538 and $3,111. Also includes company-paid premiums for split dollar life insurance for 1993, 1992 and 1991 for Messrs. McGillicuddy: $59,624, $58,069 and $58,529; Miller: $14,752, $15,252 and $3,519; and Tobin: $9,686,
    $9,781 and $6,002, and additional 1992 payments which resulted from a change in payroll cycles to Messrs. Shipley: $14,424 and Harrison: $9,616. None of the individuals named in the above table received perquisites in excess of $50,000 for any of the indicated years.

                  STOCK OPTION/SAR GRANTS TABLE -- 1993 GRANTS

                                                                                           POTENTIAL REALIZABLE VALUE AT ASSUMED
                             # OF SECURITIES       % OF TOTAL                                    ANNUAL RATE OF STOCK PRICE
                                UNDERLYING        OPTIONS/SARS    EXERCISE                              APPRECIATION
                                 OPTIONS/          GRANTED TO      OR BASE                         FOR OPTION TERM(5)(6)
                                   SARS           ALL EMPLOYEES     PRICE     EXPIRATION   --------------------------------------
           NAME                 GRANTED(4)           IN 1993      ($/SHARE)      DATE       0%         5%               10%
- - - ---------------------------  ----------------     -------------   ---------   ----------   ----  --------------   ---------------
John F. McGillicuddy.......        125,000(1)           3.08%     $40.6875     2/16/2003    0    $    3,198,519   $     8,105,675
Walter V. Shipley..........         90,000(2)           2.22%     $40.6875     2/16/2003    0    $    2,302,934   $     5,836,086
Edward D. Miller...........         75,000(2)           1.85%     $40.6875     2/16/2003    0    $    1,919,111   $     4,863,405
William B. Harrison Jr.....         75,000(2)           1.85%     $40.6875     2/16/2003    0    $    1,919,111   $     4,863,405
Peter J. Tobin.............         40,000(3)           0.99%     $43.1250     9/21/2003    0    $    1,084,843   $     2,749,206
All Employees..............      4,063,150               100%     $42.8504       Various    0    $  109,495,351   $   277,482,671
All Stockholders...........            N/A               N/A      $42.8504           N/A    0    $6,814,764,969   $17,269,949,580
All Employees' Gain as % of
  all Stockholders' Gain...            N/A               N/A           N/A           N/A   N/A            1.61%             1.61%

- - - ---------------
(1) All nonqualified stock options which became exercisable in full on December 30, 1993.

(2) All nonqualified stock options which become exercisable in 33 1/3% installments on each of February 16, 1994, 1995 and 1996.

(3) All nonqualified stock options which become exercisable in 33 1/3% installments on each of September 21, 1994, 1995 and 1996.

(4) All nonqualified stock options; no SARs were granted to any employee during 1993.

(5) Net gains from potential stock option exercises are estimated based on the SEC-provided assumed rates of stock price appreciation over the option's term and are not intended to forecast possible future appreciation of the Common Stock. THE ACTUAL NET GAINS, IF ANY, ARE DEPENDENT ON THE ACTUAL FUTURE PERFORMANCE OF THE COMMON STOCK AND OVERALL STOCK MARKET CONDITIONS. THERE CAN BE NO ASSURANCE THAT THE ASSUMED RATES OF STOCK PRICE APPRECIATION UTILIZED IN CALCULATING THE AMOUNTS REFLECTED IN THESE COLUMNS WILL BE ACHIEVED.

(6) For "All Employees", the gain is calculated from $42.8504, the weighted average per share price of all options granted during 1993. For "All Stockholders", the gain is also calculated from $42.8504, based on the outstanding shares of Common Stock on December 31, 1993. No gain to the employees to whom stock options have been granted is possible without an increase in the Common Stock price. An increase in the Common Stock price will benefit stockholders and employees commensurately.

      AGGREGATED STOCK OPTION/SAR EXERCISES IN 1993 AND OPTION/SAR VALUES AS OF
                                 DECEMBER 31, 1993



                                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                           SHARES                   UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS AND
                                          ACQUIRED                       OPTIONS/SARS                      SARS
                                             ON        VALUE         AT DECEMBER 31, 1993       AS OF DECEMBER 31, 1993(1)
                                          EXERCISE    REALIZED    ---------------------------   ---------------------------
                  NAME                      (#)         ($)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- - - ----------------------------------------- --------   ----------   -----------   -------------   -----------   -------------
John F. McGillicuddy..................... 221,216    $3,398,284     211,443              0      $   734,351              0
Walter V. Shipley........................       0             0     252,124        198,626      $ 4,230,976    $ 1,933,274
Edward D. Miller.........................   2,280    $   18,050      74,007        115,000      $ 1,098,913    $   502,500
William B. Harrison Jr...................       0             0      96,541        130,959      $ 1,649,981    $   929,270
Peter J. Tobin...........................     855    $    4,471      77,216         66,667      $   746,980    $   335,004

- - - ---------------
(1) Value based on $40.125 per share closing price of Common Stock on December 31, 1993.

PENSION AND OTHER DEFINED BENEFIT OR ACTUARIAL PLANS

     Chemical Bank's Retirement Plan (the "Chemical Retirement Plan") provides retirement benefits to eligible employees of participating employers, which includes the Corporation and certain other affiliates of Chemical Bank. Effective January 1, 1993, the Chemical Retirement Plan was merged with the retirement plan of Manufacturers Hanover Trust Company and Certain Affiliated Companies (the "MHT Retirement Plan"), and was at the same time amended. Benefits under the Chemical Retirement Plan become vested after five years of service.

     The Chemical Retirement Plan, as amended, provides for benefits pursuant to both a cash balance feature and a final average pay feature for salaried staff members who have at least one year of service. Under the cash balance feature, the accrual of benefits for years of service after December 31, 1992 is expressed in terms of quarterly credits to a bookkeeping account made at a rate of four percent of eligible base salary. Participants with 11 years or more of service receive an additional credit equal to one percent of their base salary, and those with 21 or more years of service, an additional credit equal to two percent of their base salary. (The accounts receive quarterly interest credits at a rate established at the beginning of each Plan year.) The credits to the account will be converted into annuity benefits or distributed as a single sum payment after termination of employment.

     The final average pay feature provides for accrual of benefits equal to one percent of a participant's final average pay for each year of participation after December 31, 1992, payable in the form of a life annuity at age 65. Final average pay is the highest average base salary received in any five consecutive 12-month periods during the last 10 years of service. If a participant has attained age 55 and terminates employment with at least 10 years of service, such participant may elect to receive a reduced benefit commencing at any time after attaining such age.

     Certain benefits accrued under the Chemical Retirement Plan or the MHT Retirement Plan for service prior to January 1, 1993 are added to benefits accrued after January 1, 1993. With respect to an individual covered by the Chemical Retirement Plan on December 31, 1992, the benefits which are taken into account for service prior to 1993 include those benefits accrued through 1988 under the Chemical Retirement Plan formula as in effect at year-end 1988, which were expressed as a single sum ("prior service balance"). Additionally, they include benefits for periods of service after 1988 and prior to 1993, which benefits were accrued at the rate of five percent of eligible base salary. Participants with 11 to 20 years of service received an additional salary credit equal to one percent of eligible base salary and those with 21 or more years of service received an additional salary credit of two percent of eligible base salary. (The regular eligible base salary credit and prior service balance receive interest credits referred to above, with the prior service balance receiving a credit of 125% of the regular interest credit.) These previously accrued benefits are part of the cash balance feature under the amended Chemical Retirement Plan.

     With respect to an individual covered by the MHT Retirement Plan on December 31, 1992, the benefits which are taken into account under the Chemical Retirement Plan for service prior to 1993, subject to various restrictions, are based upon 1.25% of final average salary for each of the first 20 years of service after becoming a participant in the MHT Retirement Plan and .75% of such final average salary for each additional year of service up to 40 years. These previously accrued benefits are part of the final average pay feature of the amended Chemical Retirement Plan. Subject to various restrictions under the amended Chemical Retirement Plan, for participants hired before 1985, certain benefits accrued under the MHT Retirement Plan as of year-end 1992, based upon a formula of two percent of final average salary as of December 31, 1992 for each of the first 20 years as a participant in that plan and one percent for each additional year thereafter up to 40 years, reduced by (i) .4% of the final average salary for each year of service, and (ii) the value of certain benefits under the qualified Savings Incentive Plan of Chemical Bank and Certain Affiliated Companies, have become a minimum benefit under the final average pay feature of the Chemical Retirement Plan.

     Certain supplemental retirement benefits are provided under the Corporation's supplemental retirement plans. These plans provide retirement benefits on an unfunded basis to certain participants whose pension benefits under the Chemical Retirement Plan are restricted by application of certain restrictions imposed by the Internal Revenue Code of 1986, as amended (the "Code"), or the terms of the Chemical Retirement Plan. Generally under these supplemental retirement plans, this would include base salary in excess of the maximum amount permitted under the Code to be considered by the Chemical Retirement Plan for benefit purposes (i.e., $150,000 for 1994) and all or part of the cash bonus set forth in the Summary Compensation Table on page 13. (Cash bonuses, restricted stock awards and stock options are excluded from the definition of base salary under the Chemical Retirement Plan.) In addition, the 1994 maximum annual pension benefit which currently may be paid under a qualified plan is $118,800 subject to certain grandfather rules for higher benefits accrued prior to 1988, as well as other limits imposed under the Code. All named executive officers participate in and are vested in a supplemental retirement plan.

     Estimated projected annual retirement benefits payable to the executive officers, other than Mr. McGillicuddy, named in the Summary Compensation Table on page 13 are as follows:

                                                                         ESTIMATED ANNUAL
                                                                            BENEFIT IF
                                                                             RETIRES
                                                                            AT NORMAL
                                                        YEAR ATTAINS        RETIREMENT
                                                           AGE 65             AGE(1)
                                                        ------------     ----------------
    Walter V. Shipley.................................      2000             $650,741
    Edward D. Miller..................................      2005             $643,654
    William B. Harrison Jr............................      2008             $393,583
    Peter J. Tobin....................................      2009             $409,100

(1) Under the Chemical Retirement Plan and the supplemental retirement plans, the normal retirement age is 65. The projected estimated annual retirement benefits (including the final average pay and cash balance features) shown above reflect the normal form of payment for married employees, i.e., a qualified joint and fifty percent surviving spouse annuity, and include each individual's accrued benefits as of December 31, 1993 under the retirement plans then applicable to the individual. Projected benefits for years of service after 1993 reflected in the above table have been determined by assuming no increase in base salaries. With respect to the cash balance feature, interest credits are projected to be five percent per annum on annual salary credits and 6.3% per annum on the prior service balance, if any. The projected benefits also take into account base salary and annual bonuses (not eligible for benefits under the Chemical Retirement Plan) under a supplemental retirement plan. Such bonuses are assumed to be the average annual bonuses received in the last five years for each individual. (The supplemental retirement plan is being revised.) The projected benefits do not include any amounts described under the heading "Employment Contracts and Termination of Employment Arrangements". Benefits are not subject to any deduction for Social Security payments.

     Mr. McGillicuddy retired as of December 31, 1993 at the age of 63. Mr. McGillicuddy's actual retirement benefit from the Chemical Retirement Plan and supplemental retirement plans (including any amounts described in item (ii) under the heading, "Employment Contracts and Termination of Employment Arrangements") expressed as a qualified joint and fifty percent surviving spouse annuity is $815,688 per year.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     In 1992, Messrs. McGillicuddy, Shipley, Harrison and Miller voluntarily terminated their employment/severance arrangements with the Corporation. Each of the terminated arrangements included the right to receive severance payment equal to three times annual salary and bonus if employment terminated in certain circumstances prior to November 1, 1994. In waiving their respective employment/severance arrangements, each executed a waiver agreement that preserved those protections described in (i) - (v) below, most of which represented rights to which they were previously entitled.

     Mr. Tobin's existing employment arrangement was superseded in 1992 and a new agreement entered into providing for his employment through December 31, 1995, as a senior executive of the Corporation, at not less than his 1992 base salary of $350,000 and a target bonus. Under the new agreement, if his employment is terminated by the Corporation (other than for cause, death or disability) prior to December 31, 1995, the Corporation will be obligated to pay the salary and bonus that would have been paid to him from such termination date to December 31, 1995 and will be obligated to continue welfare benefits (i.e., medical and dental insurance, life insurance and disability coverage) for a three year period at the Corporation's expense. Like his prior agreement, his new agreement provides for (i) vesting under various supplemental retirement plans, (ii) a payment on termination of employment based upon retirement benefits which would have accrued to him over a five year period (commencing November 1, 1991), (iii) a "tax gross-up" of excise taxes are imposed upon certain payments received by him, (iv) if necessary, five additional years of service and age with respect to eligibility for post-retirement welfare plans (i.e., medical and life insurance), and (v) vesting or exercisability of certain stock options, restricted share units and stock appreciation rights in the event of his death or disability or a termination of his employment by the Corporation without cause. Further, under the new agreement, if the Corporation terminates Mr. Tobin's employment prior to December 31, 1995 for any reason (other than cause), or if he remains employed until December 31, 1995, he will have the right to a supplemental pension benefit of $50,000 per year payable for life in the form of a joint and 80% spousal annuity at age 65.

PROPOSAL 2: APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The firm of Price Waterhouse, 1177 Avenue of the Americas, New York, New York 10036, has examined the financial statements of the Corporation for the last 26 years and of Chemical Bank for the last 29 years. The Board of Directors wishes to utilize its services for the Corporation and its subsidiaries for the year ending December 31, 1994. A resolution will be presented to the meeting to ratify the appointment of that firm by the Board of Directors as independent accountants to examine the financial statements of the Corporation and its subsidiaries for the year ending December 31, 1994, and to perform other appropriate accounting services. A member of that firm will be present at the meeting and will be available to respond to appropriate questions by stockholders.

     If the stockholders do not ratify the selection of Price Waterhouse by the affirmative vote of a majority of the number of votes entitled to be cast by the Common Stock represented at the meeting, the selection of independent accountants will be reconsidered by the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE.

PROPOSAL 3: APPROVAL OF KEY EXECUTIVE PERFORMANCE PLAN

     The Key Executive Performance Plan of Chemical Banking Corporation (the "Plan") was approved by the Board of Directors on March 15, 1994, subject to stockholder approval at the 1994 Annual Meeting of Stockholders. If approved by the stockholders, the Plan will become effective as of January 1, 1994.

PURPOSE OF PLAN

     The Plan is, in part, being proposed for adoption as a result of amendments to the Internal Revenue Code of 1986, as amended and implementing regulations (the "Code"), which provide that the Corporation will not be entitled to a federal income tax deduction for annual compensation in excess of one million dollars paid by the Corporation to any officer named in the Summary

Compensation Table on page 13, with some exceptions. The exceptions include compensation which meets the requirements for performance-based compensation under applicable provisions of the Code. One of the Code requirements which must be met in order for compensation to be "performance-based" is that the compensation is paid or distributed pursuant to a plan which has been approved by stockholders.

     The Plan is consistent with the Corporation's historical emphasis on performance-based compensation as well as its current compensation philosophy, as more fully described in the Report of the Compensation Committee beginning on page 10 of this Proxy Statement. Moreover, the Plan reflects the Corporation's belief in the need to (i) recruit, motivate and retain senior officers through compensation and benefits which are competitive with those of the Corporation's peer institutions and (ii) enhance stockholder value by aligning the compensation of senior officers with corporate performance and, to the extent possible, by preserving the tax-deductibility of senior officer compensation.

SUMMARY OF PLAN

     The Plan is administered by the Compensation Committee which is comprised of outside, disinterested Directors. The Plan provides that each year the Committee will prescribe an objective formula pursuant to which a pool of funds (the "bonus pool") will be created for that year. It is anticipated that the bonus pool would be established by the Compensation Committee prior to the beginning of each calendar year, unless the Code permits a later date.

     The Plan provides that the bonus pool for each year will be the sum of (A) a percentage of (i) the Corporation's income before income tax expense for that year in excess of (ii) a percentage of total stockholders' equity of the Corporation at the beginning of that year and (B) beginning in 1995, an amount not to exceed $2,000,000 (the "Carryover Amount") consisting of the excess of the cumulative bonus pools for all prior Plan years over the actual awards made for such years. Each year, the Compensation Committee will fix the above percentages applicable to that year. At the same time, the Compensation Committee may make provisions for excluding the effect of extraordinary events and changes in accounting methods, practices or policies on the amount of the bonus pool.

     Coincident with the establishment of each year's bonus pool, the Compensation Committee will allocate to each participant a share of such bonus pool, provided that no participant may receive an award under the Plan in excess of .002 of the Corporation's income before income tax expense, extraordinary items and the effect of accounting changes for the relevant calendar year (as reflected in the Corporation's Consolidated Statements of Income) plus 50% of the Carryover Amount. This maximum amount is a limitation and does not represent a target award. A participant's award may be reduced at any time prior to payment or distribution. Prior to the payment or distribution of any award pursuant to the Plan, the Compensation Committee must certify in writing, which may be in the form of the minutes of the meetings of the Compensation Committee, that all of the performance goals and other material terms of the Plan pertaining to such award have been met. Awards may be paid or distributed, in whole or in part, in cash or in the form of grants of stock-based awards (other than options) made under the Corporation's Long-Term Stock Incentive Plan.

     It is anticipated that those eligible to participate in the Plan would be limited to members of the Corporation's Management Committee, currently seventeen persons; however, the Compensation Committee may designate any other employee of the Corporation or one of its subsidiaries as eligible to participate in the Plan. The compensation of all Plan participants is not covered by the above-described provisions of the Code. The Corporation may, in its discretion, award additional bonus compensation outside of the Plan to one or more Plan participants. The Plan may be amended by the Board of Directors at any time, provided that no amendment which requires stockholder approval in order for bonuses paid under the Plan to continue to be deductible under the Code, may be made without stockholder approval.

     The affirmative vote of a majority of the total number of votes entitled to be cast by holders of shares of Common Stock represented at the Annual Meeting is needed to approve the Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE KEY EXECUTIVE PERFORMANCE PLAN.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals for the 1995 Annual Meeting of Stockholders must be received by the Secretary of the Corporation not later than December 9, 1994. The affirmative vote of a majority of the total number of votes entitled to be cast by holders of shares of Common Stock represented at the 1994 Annual Meeting is needed to approve the following stockholder proposals.

PROPOSAL 4:

     Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, the holder of record of 314 shares of Common Stock, has advised the Corporation that she "plans to introduce" the following resolution:

          "RESOLVED: That the shareholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston and Miami, and in the Wall Street Journal and U.S.A. Today, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens' initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders." "And if no such disbursements were made, to have that fact publicized in the same manner."

     The reasons given by the stockholder for such resolution are as follows:

          "This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures that they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent."

          "If you AGREE, please mark your proxy FOR this resolution."

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The Board of Directors believes that it would not be in the best interests of the Corporation or its stockholders to adopt this proposal. The Corporation does not, and may not by law, use corporate funds to make political contributions to candidates for federal office. On a very limited basis, political contributions are made by the Corporation to candidates for state and local office, subject to the stringent restrictions and reporting requirements of applicable law. Chemical Bank sponsors a political action committee called the Chemical Bank Fund for Good Government which makes political contributions to candidates for federal, state and local offices. No corporate monies comprise any part of the Fund's resources; rather, monies in the Fund come solely from voluntary contributions by Chemical officers.

     Political contributions made by the Chemical Bank Fund for Good Government are determined by a committee comprised of senior officers representing the major areas of the Bank as well as officers of the Bank's Government Affairs Department. The committee considers requests and recommendations made by the Government Affairs Department as well as other interested employees. Contributions are generally made by the Fund to legislators and other office holders and candidates who are involved in banking issues or other legislative matters which directly affect Chemical. These include issues as wideranging as corporate taxes, employee benefits, international lending, guaranteed student loans, and interstate banking. As required by law, contributions made by the Chemical Bank Fund for Good Government are reported on a periodic basis to the Federal Election Commission and state election authorities. Reports made to those agencies are a matter of public record.

     The Board of Directors believes that disclosures currently being made by the Corporation and the Chemical Bank Fund for Good Government, as well as by recipients of political contributions, are adequate and that any additional disclosures would serve no useful purpose and constitute an unnecessary expense for the Corporation's stockholders.

PROPOSAL 5:

     Mr. John J. Gilbert and the Estate of Lewis D. Gilbert, deceased, 29 East 64th Street, NY, NY 10024-7043, each owning 202 shares of Common Stock, and representing an additional family interest of 100 shares of Common Stock, have advised the Corporation that they will cause to be introduced from the floor the following resolution:

          "RESOLVED: That the stockholders of Chemical Banking Corporation, assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

     The reasons given by the stockholders for such resolution are as follows:

          "Continued very strong support along the lines we suggest were shown at the last annual meeting when 30.2%, 3,933 owners of 58,895,274 shares, were cast in favor of this proposal. The vote against included 5,839 unmarked proxies.

          "In spite of not having cumulative voting, Chemical Bank's management is complimented on ending its stagger system of electing directors.

          "A law enacted in California provides that all state pension holdings, as well as state college funds, invested in shares, must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this democratic means of electing directors.

          "Also, the National Bank Act has provided for cumulative voting. Unfortunately, in so many cases companies get around it by forming holding companies without cumulative voting. Thus, with so many banking failures the result is that tax payers have to make up the losses. Banking authorities have the right to question the capability of directors to be on banking boards. Unfortunately, in so many cases authorities come in after and say the director or directors were not qualified. So there is no reason why this could not be done for corporations under the SEC and banking authorities.

          "Because of the normal need to find new directors and the need for directors on the compensation committee, we think cumulative voting is the answer. In addition, some recommendations have been made to carry out the Valdez 10 points. In our opinion, the 11th should be to have cumulative voting and to end stagger systems of electing directors.

          "Alaska took away cumulative voting, over our objections, when it became a state. Perhaps, if the citizens had insisted on proper representation the disastrous Valdez oil spill might have been prevented if environmental directors were elected through cumulative voting.

          "Many successful corporations have cumulative voting. For example, Pennzoil having cumulative voting defeated Texaco in that famous case. Another example, in spite of still having a stagger system of electing directors, Ingersoll-Rand, which has cumulative voting, won two awards. In Fortune magazine it was ranked second as "America's Most Admired Corporations" and the Wall Street Transcript noted "on almost any criteria used to evaluate management, Ingersoll-Rand excels." We believe Chemical Banking should follow their example.

          "If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain."

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

          The Board of Directors believes that it would not be in the best interests of the Corporation or its stockholders to adopt this proposal. Each Director of the Corporation is elected by a plurality of the votes entitled to be cast at the annual meeting. In the opinion of the Board of Directors, cumulative voting would permit the election of a Director by less than a plurality vote and encourage relatively small groups of stockholders to elect Directors representing their particular interests or points of view. There should not be a question as to whether a Director is acting for the benefit of all stockholders or as the representative of a special group.

          The present system of electing Directors, whereby owners of a plurality of the shares elect a Board, has enabled the Board to act for the benefit of the Corporation and all of its stockholders.

PROPOSAL 6:

     The Sisters of Charity of Saint Elizabeth, P.O. Box 476, Convent Station, New Jersey 07961-0476, the beneficial owner of 100 shares of Common Stock, the United Church Board for World Ministries, 700 Prospect Avenue East, Cleveland, Ohio 44115-1100, the beneficial owner of 15,000 shares of Common Stock, and the Maryknoll Fathers and Brothers, P.O. Box 306, Maryknoll, New York 10545-0306, the beneficial owner of 5,800 shares of Common Stock, have advised the Corporation that they will present "for consideration" the following resolution:

          WHEREAS, people and institutions of many nations have been undergoing a contemporary global debt crisis characterized among other things by high interest rates on outstanding obligations, severe difficulties in repaying loans, and structural adjustments in emerging economies which appear to undermine future development potential benefitting the general population.

          Attempts to resolve the crisis have included a variety of approaches on the part of lending institutions, including debt write-downs and write-offs, as well as various types of equity swaps.

          We believe that the methods used to resolve the crisis to date will not prevent such a crisis from recurring, and that fundamental strategic and structural changes are necessary to establish just and financially viable investment conducive to appropriate development in the future.

          By appropriate development we mean development which is designed to meet basic human needs in ways which promote environmental sustainability, democratic participation, human rights, and the adaptation of technologies to use by poor communities.

     Such development is part of the international movement to prioritize social development as a critical component of economic and environmental planning. In March 1995, the United Nations will convene a World Summit for Social Development. UN Secretary-General Boutros-Ghali stated:

          "The Summit will lay the foundation of the work of the United Nations in the social development sphere for generations to come . . . The new approach must be inclusive, must encompass all aspects of social, economic and environmental life and must seek to promote a society in which each and every individual has the potential and opportunity to become involved in development . . . Old notions and old methods of working will need to be revised and some entirely new approaches must be created."

     We believe our bank can enhance its international position by joining the international community in promoting appropriate development and establishing new kinds of relationships with emerging economies. Institutional arrangements which promote appropriate development include loans and guarantees to responsible intermediary financial institutions in developing countries for the purpose of making credit available for reliable productive investments at the community level.

     Many such intermediary financial institutions already exist. They are competent to evaluate and provide technical assistance and credit to community-based organizations for sustainable democratic development.

     These intermediary institutions are necessary in order to link local enterprises with international capital resources for appropriate development.

     Ongoing dialogues between religious communities and large financial institutions like Bank America have resulted in policies and actions which promote such an approach. They have also produced agreements that financial intermediaries in emerging economies must be supported and utilized by larger financial institutions.

     As shareholders, we believe this strategy is a desirable way to make loans without losses, strengthen the bank's international markets and stabilize its lending environments, while laying the groundwork for further development of emerging economies.

     RESOLVED, that shareholders request our bank to develop criteria for evaluation, support and utilization of financial intermediaries capable of promoting appropriate development in emerging economies, and present a progress report to the 1995 annual meeting; this report shall be prepared at reasonable cost and may omit proprietary information.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

          The Board of Directors believes that the adoption of this proposal would not be in the best interests of the stockholders. The Corporation has cooperated with international organizations in the restructuring of LDC debt in accordance with the Brady Plan and has joined in other initiatives as well. In this sense, it has dealt and continues to deal with international intermediaries. The Corporation has the internal resources necessary to enable it to evaluate the borrowing needs and capabilities of developing countries. The Board believes that the Corporation can continue to be a catalyst for economic growth in these developing countries, without the use of intermediaries, by dealing directly with worthy borrowers in those countries, taking into consideration economic, political and social criteria for the making of loans in such countries using the facilities of its worldwide network.

                                 MISCELLANEOUS

     The management does not know of any other matters to be brought before the meeting. A proxy in the accompanying form will confer discretionary authority with respect to any such other matter. The shares covered by any such proxy properly executed and received prior to the meeting will be voted and, if the stockholder who executes such proxy specifies in the manner stated therein how such shares are to be voted on the proposals which are referred to therein, they will be voted as so specified.

     A stockholder who signs and returns a proxy in such form will have the power to revoke it by giving written notice of revocation to the Secretary of the Corporation before the proxy is voted at the meeting, by executing and delivering a later-dated proxy or by attending the meeting and voting such shares in person.

     The cost of the solicitation of proxies in the accompanying form will be borne by the Corporation. In addition to the solicitation of proxies in such form by use of the mails, the Corporation expects that a number of officers and regular employees of the Corporation and Chemical Bank (none of whom will receive any compensation therefor in addition to regular compensation) will solicit proxies in such form personally and by telephone. The Corporation will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in sending proxy material to their principals and obtaining their proxies. The Corporation has retained the GEOSERVE division of Chemical Bank to assist in the solicitation of proxies.

                                           John B. Wynne
                                           Secretary

                                 TICKET REQUEST

     If you plan to attend the Annual Meeting of Stockholders of Chemical Banking Corporation to be held on May 17, 1994, in the Starlight Roof of The Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York, the form below should be completed and mailed with your proxy card.

                            (Cut along dotted line)
 ...............................................................................

     I PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS OF CHEMICAL BANKING CORPORATION ON MAY 17, 1994, IN NEW YORK.

- - - --------------------------------------------------------------------------------
Name(s)                                                  (Please print)

- - - --------------------------------------------------------------------------------
Street Address

- - - --------------------------------------------------------------------------------
City                                 State                         Zip Code

   Hearing assistance, in the form of sign interpretation, will be available.

/ / Check box if you request this service.

                          CHEMICAL BANKING CORPORATION

    SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS OF CHEMICAL BANKING CORPORATION ON MAY 17, 1994.

    The undersigned stockholder appoints each of John J. Lynagh, Edward F. Rover and William M. Silverman attorney and proxy, with full power of substitution, on behalf of the undersigned and with all powers the undersigned would possess if personally present, to vote all shares of Common Stock of Chemical Banking Corporation that the undersigned would be entitled to vote at the above Annual Meeting and any adjournment thereof. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS. IF NOT OTHERWISE SPECIFIED, SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE DIRECTORS.

    Please mark, date and sign your name exactly as it appears on this proxy and return this proxy in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give your full title as such. For joint accounts each joint owner should sign.

                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.



                                                             /X/     Please mark
                                                                      your votes
                                                                       as this

                 -------------    -----------------------------
                     COMMON       DIVIDEND REINVESTMENT SHARES

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

Item 1--ELECTION OF DIRECTORS                         FOR                   / /
        Nominees: John F. McGillicuddy,               WITHHELD FOR ALL      / /
        Marina v. N. Whitman, Richard D. Wood,
        W. Bruce Thomas, Michel C. Bergerac,
        Andrew C. Sigler, Frank A. Bennack Jr.,
        Michael I. Sovern, Walter V. Shipley,
        John R. Stafford, John P. Mascotte,
        Melvin R. Goodes, George V. Grune,
        Charles W. Duncan Jr., Harold S. Hook,
        Helene L. Kaplan, Randolph W. Bromery,
        Edward D. Miller, J. Bruce Llewellyn,
        William B. Harrison Jr.

WITHHELD FOR: (Write that nominee's name in the space provided below).


THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 4, 5, AND 6.


Item 2--APPOINTMENT OF INDEPENDENT ACCOUNTANTS             FOR              / /
                                                           AGAINST          / /
                                                           ABSTAIN          / /


Item 3--APPROVAL OF KEY EXECUTIVE PERFORMANCE PLAN         FOR              / /
                                                           AGAINST          / /
                                                           ABSTAIN          / /


Item 4--STOCKHOLDER PROPOSAL CONCERNING                    FOR              / /
        POLITICAL CONTRIBUTIONS                            AGAINST          / /
                                                           ABSTAIN          / /


Item 5--STOCKHOLDER PROPOSAL CONCERNING                    FOR              / /
        CUMULATIVE VOTING                                  AGAINST          / /
                                                           ABSTAIN          / /


Item 6--STOCKHOLDER PROPOSAL CONCERNING                    FOR              / /
        EMERGING ECONOMIES                                 AGAINST          / /
                                                           ABSTAIN          / /


RECEIPT IS HEREBY ACKNOWLEDGED OF THE CHEMICAL BANKING CORPORATION NOTICE OF MEETING AND PROXY STATEMENT.


Signature(s)                                       Date
              ---------------------------------          ------------

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                          CHEMICAL BANKING CORPORATION
                    SAVINGS INCENTIVE PLAN OF CHEMICAL BANK

VOTING INSTRUCTIONS TO TRUSTEE

    Enclosed is a Notice of the Annual Meeting of Stockholders of Chemical Banking Corporation to be held on May 17, 1994, together with the Proxy Statement for such Meeting. The Savings Incentive Plan of Chemical Bank allows you to instruct the Trustee in writing to vote, as you specify, the number of shares of Common Stock of Chemical Banking Corporation representing your proportionate interest in Investment Funds D, X and Y on March 30, 1994. Your signature on this instruction card constitutes your instruction to the Trustee to vote at the Annual Meeting and any adjournment thereof, the number of shares held by you in those Funds in accordance with your instructions specified on this card and, with respect to shares held in Funds D and Y, in the discretion of the Trustee on all other matters. If you sign and return this card unmarked, the Trustee will vote shares held in Funds D and Y in its discretion but will not vote shares in Fund X. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED AND IN THE DISCRETION OF THE TRUSTEE ON ALL OTHER MATTERS. IF NOT OTHERWISE SPECIFIED, THE TRUSTEE WILL VOTE SHARES IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE DIRECTORS.

    Please mark, date and sign your name exactly as it appears on this card and return it in the enclosed envelope.

                                                Employee Benefit Plans Committee


             THIS INSTRUCTION CARD IS CONTINUED ON THE REVERSE SIDE.
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.



                                                             /X/     Please mark
                                                                     your votes
                                                                       as this

                          ------------------------
                                  COMMON

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

Item 1--ELECTION OF DIRECTORS                   FOR                       / /
        Nominees: John F. McGillicuddy,         WITHHELD FOR ALL          / /
        Marina v. N. Whitman, Richard D. Wood,
        W. Bruce Thomas, Michel C. Bergerac,
        Andrew C. Sigler, Frank A. Bennack Jr.,
        Michael I. Sovern, Walter V. Shipley,
        John R. Stafford, John P. Mascotte,
        Melvin R. Goodes, George V. Grune,
        Charles W. Duncan Jr., Harold S. Hook,
        Helene L. Kaplan, Randolph W. Bromery,
        Edward D. Miller, J. Bruce Llewellyn,
        William B. Harrison Jr.

WITHHELD FOR: (Write that nominee's name in the space provided below).


THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 4, 5, AND 6.


Item 2--APPOINTMENT OF INDEPENDENT ACCOUNTANTS              FOR              / /
                                                            AGAINST          / /
                                                            ABSTAIN          / /


Item 3--APPROVAL OF KEY EXECUTIVE PERFORMANCE PLAN          FOR              / /
                                                            AGAINST          / /
                                                            ABSTAIN          / /


Item 4--STOCKHOLDER PROPOSAL CONCERNING                     FOR              / /
        POLITICAL CONTRIBUTIONS                             AGAINST          / /
                                                            ABSTAIN          / /


Item 5--STOCKHOLDER PROPOSAL CONCERNING                     FOR              / /
        CUMULATIVE VOTING                                   AGAINST          / /
                                                            ABSTAIN          / /


Item 6--STOCKHOLDER PROPOSAL CONCERNING                     FOR              / /
        EMERGING ECONOMIES                                  AGAINST          / /
                                                            ABSTAIN          / /

RECEIPT IS HEREBY ACKNOWLEDGED OF THE CHEMICAL BANKING CORPORATION NOTICE OF MEETING AND PROXY STATEMENT.

Signature(s)                                      Date
             ---------------------------------         ------------
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                          CHEMICAL BANKING CORPORATION
        CHEMICAL SAVINGS PLAN OF TEXAS COMMERCE BANCSHARES, INC. ("TCB")

Voting Instructions to Trustee

    Enclosed is a Notice of the Annual Meeting of Stockholders of Chemical Banking Corporation to be held on May 17, 1994, together with the Proxy Statement for such Meeting. This material is provided for participants in the Chemical Stock Fund of the Chemical Savings Plan of TCB. The Savings Plan allows you to instruct the Trustee in writing to vote, as you specify, the number of equivalent shares of Common Stock of Chemical Banking Corporation held beneficially for you under the Savings Plan. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED AND IN THE DISCRETION OF THE TRUSTEE ON ALL OTHER MATTERS. IF NOT OTHERWISE SPECIFIED, THE TRUSTEE WILL VOTE SHARES IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE DIRECTORS.

Please mark, date and sign your name exactly as it appears on this card and return it in the enclosed envelope.

                                          Texas Commerce Bank, N.A., as Trustee,
                                          Chemical Savings Plan of TCB


         THIS INSTRUCTION CARD IS CONTINUED ON THE REVERSE SIDE.
         PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.



                                                             /X/     Please mark
                                                                     your votes
                                                                     as this

                          ---------------------
                                  COMMON

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

Item 1--ELECTION OF DIRECTORS                      FOR                       / /
        Nominees: John F. McGillicuddy,            WITHHELD FOR ALL          / /
        Marina v. N. Whitman, Richard D. Wood,
        W. Bruce Thomas, Michel C. Bergerac,
        Andrew C. Sigler, Frank A. Bennack Jr.,
        Michael I. Sovern, Walter V. Shipley,
        John R. Stafford, John P. Mascotte,
        Melvin R. Goodes, George V. Grune,
        Charles W. Duncan Jr., Harold S. Hook,
        Helene L. Kaplan, Randolph W. Bromery,
        Edward D. Miller, J. Bruce Llewellyn,
        William B. Harrison Jr.

WITHHELD FOR: (Write that nominee's name in the space provided below).


THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 4, 5, AND 6.


Item 2--APPOINTMENT OF INDEPENDENT ACCOUNTANTS              FOR              / /
                                                            AGAINST          / /
                                                            ABSTAIN          / /


Item 3--APPROVAL OF KEY EXECUTIVE PERFORMANCE PLAN          FOR              / /
                                                            AGAINST          / /
                                                            ABSTAIN          / /


Item 4--STOCKHOLDER PROPOSAL CONCERNING                     FOR              / /
        POLITICAL CONTRIBUTIONS                             AGAINST          / /
                                                            ABSTAIN          / /


Item 5--STOCKHOLDER PROPOSAL CONCERNING                     FOR              / /
        CUMULATIVE VOTING                                   AGAINST          / /
                                                            ABSTAIN          / /


Item 6--STOCKHOLDER PROPOSAL CONCERNING                     FOR              / /
        EMERGING ECONOMIES                                  AGAINST          / /
                                                            ABSTAIN          / /


RECEIPT IS HEREBY ACKNOWLEDGED OF THE CHEMICAL BANKING CORPORATION NOTICE OF MEETING AND PROXY STATEMENT.


Signature(s)                                      Date
             ---------------------------------         ------------
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                                                   ATTACHMENT 1

                         KEY EXECUTIVE PERFORMANCE PLAN
                                       OF
                          CHEMICAL BANKING CORPORATION

                              SECTION 1 - PURPOSE

       1.1 The Key Executive Performance Plan of Chemical Banking Corporation (the "Plan") is designed to attract and retain the services of selected employees who are in a position to make a material contribution to the successful operation of the business of Chemical Banking Corporation or one or more of its Subsidiaries. The Plan shall become effective as of January 1, 1994, subject to approval by stockholders in the manner required by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

                            SECTION 2 - DEFINITIONS

       2.1 For purposes of this Plan, the following terms shall have the following meanings:

              (a) "Award" means an amount payable to a Participant pursuant to Section 4 of this Plan.

              (b) "Board of Directors" means the Board of Directors of the Corporation.

              (c) "Compensation Committee" or "Committee" means the Compensation and Benefits Committee of the Board of Directors.

              (d)   "Corporation" means Chemical Banking Corporation.

              (e) "Participant" means an employee of the Corporation or of a Subsidiary who has been designated by the Committee as eligible to receive an Award pursuant to the Plan for the Plan Year.

              (f)   "Plan Year" means the calendar year.

              (g) "Subsidiary" means (i) any corporation, domestic or foreign, more than 50 percent of the voting stock of which is owned or controlled, directly or indirectly, by the Corporation; or, (ii) any partnership, more than 50 percent of the profits interest or capital interest of which is owned or controlled, directly or indirectly, by the Corporation; or (iii) any other legal entity, more than 50 percent of the ownership interest, such interest to be determined by the Committee, of which is owned or controlled, directly or indirectly, by the Corporation.

                    SECTION 3 - DETERMINATION OF BONUS POOL

       3.1 Not later than three months after the beginning of the Plan Year, the Committee shall prescribe an objective formula pursuant to which a pool of funds (a "bonus pool") will be created for that Plan Year. The bonus pool will consist of:

       (a) a percentage, established by the Committee, of the Corporation's income before income tax expense for that Plan Year in excess of a percentage, established by the Committee, of total stockholders' equity of the Corporation at the beginning of that Plan Year. At the time that it determines the bonus pool formula, the Committee may make provision for excluding the effect of extraordinary events and changes in accounting methods, practices or policies on the amount of the bonus pool; plus

       (b) commencing in 1995, an amount, not in excess of $2,000,000 (the "Carryover Amount") consisting of the excess of the cumulative bonus pools for all prior Plan Years under the Plan over the actual Awards made for such Plan Years.

                               SECTION 4 - AWARDS

       4.1 Coincident with the establishment of the formula under which the bonus pool will be created for a Plan Year the Committee shall assign shares of the bonus pool for that Plan Year to those individuals whom the Committee designates as Participants for that Plan Year (which shares in the aggregate may not exceed 100% of such bonus pool except to the extent permitted by the
Code). The maximum annual Award which can be made to any one Participant for a Plan Year is the sum of (a) .2% of the Corporation's total income before income tax expense, extraordinary items and effect of accounting changes, as set forth on the Corporation's Consolidated Statement of Income for such Plan Year and
(b) 50% of the Carryover Amount, determined under Section 3(b), for such Plan Year.

       4.2 Notwithstanding the provisions of Section 4.1, the Committee may, in its sole discretion, reduce the amount otherwise payable to a Participant at any time prior to the payment of the Award to the Participant.

                 SECTION 5 - ELIGIBILITY FOR PAYMENT OF AWARDS

       5.1 Subject to Section 4.2, a Participant who has been assigned a share of the bonus pool shall receive payment of an Award if he or she remains employed by the Corporation or its Subsidiaries through the end of the applicable Plan Year; provided, however, that no Participant shall be entitled to payment of an Award hereunder until the Committee certifies in writing that the performance goals and any other material terms of the Plan have in fact been satisfied. (Such written certification may take the form of minutes of the Committee).

                SECTION 6 - FORM AND TIMING OF PAYMENT OF AWARDS

       6.1 Awards may be paid, in whole or in part, in cash, in the form of grants of stock based awards (other than options) made under the Corporation's Long Term Stock Incentive Plan, as amended from time to time, or any successor plan ("LTSIP"), or in any other form prescribed by the Committee, and may be subject to such additional restrictions as the Committee, in its sole discretion, shall impose. Where Awards are paid in property other than cash, the value of such Awards, for purposes of the Plan, shall be determined by reference to the fair market value of the property on the date of the Committee's certification required by Section 5.1. For this purpose the fair market of shares of common stock of the Corporation on a particular date shall equal the "Fair Market Value" (as determined under the LTSIP as in effect on January 1, 1994) of such shares on that date.

       6.2 If an Award is payable in shares of common stock of the Corporation or in another form permitted under the LTSIP, such Awards will be issued in accordance with the LTSIP.

       6.3 Subject to Sections 5, 6.2 and 7 hereof, Awards shall be paid at such time as the Committee may determine.

                   SECTION 7 - DEFERRAL OF PAYMENT OF AWARDS

       7.1 The Committee may, in its sole discretion, permit a Participant to defer receipt of a cash Award. Any such deferral shall be made pursuant to the terms of the Deferred Compensation Plan of Chemical Banking Corporation and Participating Companies, as amended from time to time, or any successor plan.

                           SECTION 8 - ADMINISTRATION

       8.1  The Plan shall be administered by the Compensation Committee.

       8.2 Subject to the provisions of the Plan, the Committee shall have exclusive power to determine the amounts that shall be available for Awards each Plan Year and to establish the guidelines under which the Awards payable to each Participant shall be determined.

       8.3 The Committee's interpretation of the Plan, grant of any Award pursuant to the Plan, and all actions taken within the scope of its authority under the Plan, shall be final and binding on all Participants (or former Participants) and their executors.

       8.4 The Committee shall have the authority to establish, adopt or revise such rules or regulations relating to the Plan as it may deem necessary or advisable for the administration of the Plan.

                     SECTION 9 - AMENDMENT AND TERMINATION

       9.1 The Board of Directors may amend any provision of the Plan at any time; provided that no amendment which requires stockholder approval in order for bonuses paid pursuant to the Plan to be deductible under the Code, as amended, may be made without the approval of the stockholders of the Corporation. The Board of Directors shall also have the right to terminate the Plan at any time.

                           SECTION 10 - MISCELLANEOUS

       10.1 The fact that an employee has been designated a Participant shall not confer on the Participant any right to be retained in the employ of the Corporation or one or more of its Subsidiaries, or to be designated a Participant in any subsequent Plan Year.

       10.2 No Award under this Plan shall be taken into account in determining a Participant's compensation for the purpose of any group life insurance or other employee benefit plan unless so provided in such benefit plan.

       10.3 This Plan shall not be deemed the exclusive method of providing incentive compensation for an employee of the Corporation and its Subsidiaries, nor shall it preclude the Committee or the Board of Directors from authorizing or approving other forms of incentive compensation.

       10.4 All expenses and costs in connection with the operation of the Plan shall be borne by the Corporation and its Subsidiaries.

       10.5 The Corporation or other Subsidiary making a payment under this Plan shall withhold therefrom such amounts as may be required by federal, state or local law, and the amount payable under the Plan to the person entitled thereto shall be reduced by the amount so withheld.

       10.6 The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of New York to the extent not superseded by federal law.

       10.7 In the event of the death of a Participant, any payment due under this Plan shall be made to his or her estate.